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                       TRANSACT TECHNOLOGIES INCORPORATED
                                  Exhibit 11.1
                        Computation of Earnings Per Share
                                   (unaudited)

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
                                                                        THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                  SEPTEMBER 30,   September 23,   SEPTEMBER 30,  September 23,
(In thousands, except per share data)                                 2001            2000            2001            2000
   Net income (loss)                                                $  (162)        $   290         $(3,139)        $  (196)
   Dividends and accretion on preferred stock                           (90)            (90)           (269)           (230)
                                                                    -------         -------         -------         -------
   Net income (loss) available to common
     shareholders                                                   $  (252)            200         $(3,408)        $  (426)
                                                                    =======         =======         =======         =======
   Shares:
     Basic - Weighted average common shares
       outstanding                                                    5,584           5,512           5,557           5,496
     Dilutive effect of outstanding options and
       warrants as determined by the treasury
       stock method                                                      --              --              --              --
                                                                    -------         -------         -------         -------
     Dilutive - Weighted average common and
       common equivalent shares outstanding                           5,584           5,512           5,557           5,496
                                                                    =======         =======         =======         =======
   Net income (loss) per common and common equivalent share:
       Basic                                                        $ (0.05)        $  0.04         $ (0.61)        $ (0.08)
                                                                    =======         =======         =======         =======
       Diluted                                                        (0.05)           0.04           (0.61)          (0.08)
                                                                    =======         =======         =======         =======
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